Exhibit 10.8

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the "Agreement") is entered into April 28, 2010 by and among CMBG ADVISORS, INC., a California corporation, in its sole and limited capacity as assignee for the benefit of creditors of Liberation Entertainment, Inc. (the “Assignor”); and CAMELOT FILM GROUP, INC., a Nevada corporation (referred to hereinafter collectively as “Camelot”).

W I T N E S S E T H

WHEREAS, Assignor and Camelot have entered into that certain Asset Purchase Agreement dated April 27, 2010 (the “Purchase Agreement”; capitalized terms used without definition herein shall have the meanings ascribed to such terms in the Purchase Agreement) pursuant to which Camelot is purchasing certain assets and assuming certain liabilities with respect to such assets;

WHEREAS, in connection with Purchase Agreement, Assignor desires to assign the agreement comprising the Assets to Camelot; and

WHEREAS, Camelot desires to assume and perform all of such agreements;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Assignment of Agreements.  Assignor hereby assigns, transfers, conveys, grants and delivers to Camelot all of the rights, title and interest, and delegates all of the duties, obligations and liabilities, of Assignor under the agreements that are part of the Assets (the "Assigned Agreements").

2.           Assumption of Assigned Agreements.  Camelot hereby accepts the assignment to it of the Assigned Agreements and assumes and agrees to pay, discharge and comply with all obligations and liabilities of Assignor under the Assigned Agreements and Camelot shall be solely responsible for all obligations and liabilities arising as a result of distribution and/or exploitation of the Assets after the Closing (including, without limitation, participations and residuals due to guild or collective bargaining agreements; provided, however, that the obligations being assumed by Camelot hereunder shall be limited in each case to that portion of those obligations and liabilities that occur or are incurred or are related to the period of time after the Closing.

3.           Further Assurances.  Assignor, for itself and its successors and assigns, agrees that it will do, execute and deliver or will cause to be done, executed and delivered such other assignments or documents as the Camelot, its successors and assigns may reasonably request in order to further the assignment contemplated hereby.

4.           Miscellaneous.

a.           Nothing in this Agreement shall be construed to prejudice, limit or otherwise waive the parties' rights, claims, defenses or remedies, all of which are hereby expressly reserved.

b.           This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed entirely in California.

c.           This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

d.           No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.

e.           If any provision in this Agreement is held to be invalid, void or unenforceable, (i) the remainder of the provisions in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any section of this Agreement containing any such provision held to be invalid, void or unenforceable that are not themselves invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void or unenforceable.

f.           This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement, to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunder duly authorized, all as of the date first written above.

SELLER:                                                                                                         BUYER:

CMBG Advisors, Inc., in its sole and                                                          Camelot Film Group, Inc.
limited capacity as Assignee for the Benefit
 of Creditors of Liberation Entertainment, Inc.

By:/s/ James Baer                                                                                             By:/s/ Robert P. Atwell
     James Baer, President                                                                                      Robert P. Atwell, President